Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 19th day of October, 2007, by and between First Commonwealth Bank, a Pennsylvania corporation (“FCB”), and T. Michael Price (“Price”).

W I T N E S S E T H:

WHEREAS, FCB wishes to employ Price as its President, Price wishes to be employed in that capacity, and Price is willing to accept employment with FCB upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, intending to be legally bound, FCB agrees to employ Price, and Price agrees to be employed by FCB, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Price is employed hereunder as President of First Commonwealth Bank reporting directly to the Board and in such capacity shall use his best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by FCB’s Board of Directors (“Board”) or the Chief Executive Officer of First Commonwealth Financial Corporation (“FCFC”).

1.02. Term. Subject to the terms and provisions of Article II, Price’s employment hereunder shall begin on November 12, 2007 and shall continue through November 30, 2010, unless extended in accordance with the following sentence. Price’s employment hereunder shall automatically be extended on December 1, 2010 and on each subsequent December 1 for successive one (1) year periods unless either party gives notice in writing to the other party at least sixty (60) days prior to the end of any such term that they do not intend to extend employment for another year.

1.03. Base Salary. Beginning November 12, 2007, compensation shall be paid to Price by FCB at the rate of Three Hundred and Fifty Thousand Dollars ($350,000.00) per annum (the “Base Salary”), payable in equal monthly installments, less applicable and elected deductions. Price’s Base Salary may be increased but not decreased by the Board at any time based upon Price’s contributions to the success of FCB and on such other factors as the Board shall deem appropriate. Price will be eligible to participate in any Short-Term and Long-Term Incentive Plans that may be offered to FCB Executive employees and will participate at the 50% level (including a Long-Term Equity Incentive Compensation Plan if and when such Plan is approved by the Compensation Committee and shareholders of FCFC). If an equity-based plan is implemented for the long-term incentive compensation plan, Price’s participation will be conditioned upon minimum equity ownership as established by the Compensation Committee. Price will also be eligible to participate in the First Commonwealth Supplemental Executive Retirement Plan as provided in the documents that govern that Plan.

1.04. Employee Benefits. Price shall be eligible to participate in such major medical or health benefit plans, pensions, and other benefits as are available generally to employees of FCB, to the extent available to employees and subject to the terms of any such plans. Commencement of health benefits, should Price elect to participate, will be available to Price upon his employment. Price will be eligible for four weeks of vacation beginning on January 1, 2008.

1.05. Bonus. Price shall receive a bonus of One-Hundred and Seventy-Five Thousand Dollars ($175,000.00), 50% of which will be payable upon the commencement of Price’s employment and 50% of which will be payable upon the one-year anniversary of Price’s employment so long as Price is employed at that time. The second installment of the bonus will be paid to Price if he is not employed on the one-year anniversary of his employment only if he was involuntarily terminated by FCB without Cause pursuant to Section 2.02 or if he resigns for Good Reason pursuant to Section 2.03.

1.06. Inducement Equity Award. Contemporaneously with the execution of this Agreement, Price and FCFC are entering into a Restricted Stock Agreement pursuant to which FCFC will award a total of Thirty-Five Thousand (35,000) shares of restricted stock to Price as an inducement award, effective on the first day of his employment by FCB, subject to vesting or forfeiture in accordance with the terms of the Restricted Stock Agreement.

1.07. Club Memberships. FCB will pay Price’s initiation fees, annual dues and monthly fees for membership at the Duquesne Club in Pittsburgh, Pennsylvania and at the Sunnehanna Country Club in Johnstown, Pennsylvania should Price choose to join either or both clubs.

1.08. Automobile Allowance. FCB will provide Price with a monthly allowance in the amount of Four Hundred and Fifty Dollars ($450.00) for the purchase or lease of an automobile.

ARTICLE II

TERMINATION

2.01. FCB Termination For Cause. FCB may terminate Price’s employment for “Cause,” as defined herein, by providing written notice to Price that his employment is terminated. Upon delivery of said notice together with payment of any salary accrued under Section 1.03 prior to the date of termination but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Price on FCB’s behalf prior to the termination date that are not yet paid, Price’s employment and all obligations of FCB to Price shall terminate. Termination shall be deemed to be for Cause if: (i) Price fails to comply with any material provision of this Agreement; (ii) Price fails to perform in any material respect the duties of his employment (including, without limitation, failure to comply with any lawful directive from the Board or the Chief Executive Officer of FCFC); (iii) Price engages in an act of dishonesty or fraud or Price is convicted of a crime which, in the judgment of the Board, renders his continued employment by FCB materially damaging or detrimental to FCB; or (iv) Price is grossly negligent in the performance of his job duties. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.01. If Price’s employment terminates under Section 2.01, he is entitled to no severance under Section 2.05.

2.02. FCB Termination Without Cause. Price’s employment may be terminated at any time by FCB without Cause immediately upon written notice by FCB to Price. In the event FCB terminates Price’s employment without Cause, FCB will provide Price with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Price’s receipt of Severance Benefits under this Section 2.02 and Section 2.05, Price must execute and deliver to FCB a Separation Agreement and General Release of any and all claims and causes of action that Price may have against FCB, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A. All other obligations of FCB to Price shall cease as of the date of termination except for the payment of any salary accrued under Section 1.03 but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Price on FCB’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.02.

2.03. Resignation for Good Reason. Price may resign for Good Reason. Good Reason means: (i) a material change in Price’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) any reduction in the Base Salary or a material reduction of benefits provided under this Agreement (unless such reduction of benefits applies equally to all similarly situated employees of FCB); (iii) the assignment of Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of President. Before Price resigns for Good Reason, Price must give FCB twenty (20) days’ notice of said resignation and an opportunity to correct. If Price resigns for Good Reason, he will receive severance under Section 2.05. If, however, FCB corrects within twenty (20) days of its receipt of notice of the Good Reason, FCB shall owe Price no severance under Section 2.05 and Price shall continue in his capacity as President of FCB. The obligations of Price under Article IIII shall continue notwithstanding the terms of Price’s employment pursuant to Section 2.03.

2.04. Termination by Price. Price agrees to give FCB sixty (60) days’ prior written notice of the termination of his employment with FCB. Simultaneously with such notice, Price shall inform FCB in writing as to his employment plans following the termination of his employment with FCB. All obligations of FCB to Price shall cease as of the termination date except for the payment of salary accrued under Section 1.03 prior to the date of termination, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Price on FCB’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Price under Article III shall continue notwithstanding termination of Price’s employment pursuant to this Section 2.04. If Price’s employment terminates under Section 2.04 he is entitled to no severance under Section 2.05.

2.05. Severance Benefits. In the event that FCB terminates Price’s employment prior to November 30, 2010 for any reason other than for Cause, or if Price terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCB will pay to Price an amount equal to the product of (x) one-twelfth of the sum of (A) the Base Salary, (B) the aggregate amount of all bonuses paid to Price during the twelve-month period preceding his termination, (C) the aggregate amount of all contributions by FCB for the account of Price under the First Commonwealth Financial Corporation 401(k) Savings and Investment Plan and the First Commonwealth Financial Corporation Stock Ownership Plan during the twelve-month period preceding his termination, and (D) the aggregate of all contributions by Price and by FCB for the account of Price to the FCB Supplemental Executive Retirement Plan during the twelve-month period preceding his termination, multiplied by (y) the number of months remaining in the initial term of employment (i.e., through November 30, 2010), less legally required taxes and withholdings. Said sum is to be paid in one lump sum within sixty (60) days of the date of Price’s termination from employment. Upon termination, FCB will offer continuation coverage to Price, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth’s group health plan (the “Health Plan”) on the terms and conditions mandated by COBRA including Price’s payment of the applicable COBRA premiums.

In the event that FCB terminates Price’s employment prior to November 30, 2010 for any reason other than for Cause or if Price terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCB will pay Price, beginning on the 19th month following the date Price’s employment is terminated an amount equal to the lesser of: (a) Two Thousand Two Hundred Dollars ($2,200.00) per month; or (b) the monthly cost of the Conversion Policy coverage (as defined below), less any and all legally required withholdings. Any payment under this Section will be made to Price monthly on or before the last day of each month. Payments under this Section will cease on the earlier of: (i) December 1, 2010; (ii) the date Price fails to continue to maintain the Conversion Policy; or (iii) the date of Price’s death. For purposes of this Section, Conversion Coverage means coverage Price obtains by converting his COBRA benefit into an individual health insurance policy as permitted under state law (“Conversion Policy”) provided that such conversation is made after Price has elected and received COBRA coverage under the Plan for the entire initial 18-month COBRA coverage period. While payments are being paid pursuant to this Section, FCB may require Price to provide periodically evidence of the continuation of the Conversion Policy and the monthly cost of such Conversion Policy. Should Price secure or be offered health coverage through another employer at any time following the termination of his employment with FCB but before December 1, 2010, or if Price does not elect to continue COBRA coverage under the Plan for the entire initial 19 month period (including payment of required COBRA premiums), all of Employer’s obligations with regard to paying for Conversion Coverage as set forth in this Section shall immediately cease.

To the extent required to comply with Section 409A of the Code and to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), payment of amounts due under this Agreement shall be delayed for six months (or the earliest date on which such amount can be paid without incurring such additional taxes) and any payments during such period shall be accumulated and paid on the first day following the end of such period.

Price will receive the severance benefits set forth in Section 2.05 if and only if he executes and does not revoke a Separation Agreement and General Release of any and all claims and causes of action that Price may have against FCB, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A.

2.06. Resignation of Board Membership. Price expressly promises and agrees that he will resign from the FCB Board of Directors and all related or affiliated Board of Directors immediately upon and concurrent with the termination of his employment with FCB for any reason, including, without limit, by FCB for Cause or without Cause or by Price for any reason.

ARTICLE III

PRICE’S COVENANTS AND AGREEMENTS

3.01. Non-Disclosure of Confidential Information. Price recognizes and acknowledges that: (a) in the course of Price’s employment by FCB, it will be necessary for Price to acquire information which could include, in whole or in part, information concerning FCB’s business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from FCB, FCB’s sources of supply, FCB’s computer programs, system documentation, special hardware, product hardware, related software development, FCB’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to FCB or relating to FCB’s affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of FCB; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to FCB; and (d) it is essential to the protection of FCB’s good will and to the maintenance of FCB’s competitive position that the Confidential Information be kept secret and that Price not disclose the Confidential Information to others or use the Confidential Information to Price’s own advantage or the advantage of others. Confidential Information shall not include information otherwise available in the public domain through no act or omission of Price. Price agrees to hold and safeguard the Confidential Information in trust for FCB, its successors and assigns and agrees that he shall not, without the prior written consent of FCB, misappropriate or disclose or make available to anyone for use outside FCB’s organization at any time, either during his employment with FCB or subsequent to the termination of his employment with FCB for any reason, including without limitation, termination by FCB, any of the Confidential Information, whether or not developed by Price, except as required in the performance of Price’s duties to FCB.

3.02. Non-Solicitation of Employees. Price agrees that, during his employment with FCB and for one (1) year following termination of Price’s employment with FCB, including without limitation termination by FCB for Cause or without Cause, Price shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of FCB or of any of its subsidiaries or affiliates, including FCFC, to leave FCB or any of its subsidiaries, or affiliates, including FCFC, for any reason whatsoever, or to hire any such employee.

3.03. Duties. Price agrees to be a loyal employee of FCB. Price agrees to devote his best efforts to the performance of his duties for FCB, to give proper time and attention to furthering FCB’s business, and to comply with all rules, regulations and instruments established or issued by, or applicable to, FCB. Price further agrees that during the term of this Agreement, Price shall not, directly or indirectly, engage in any business which would detract from Price’s ability to apply his best efforts to the performance of his duties. Price also agrees that he shall not usurp any corporate opportunities of FCB.

3.04. Return of Materials. Upon the termination of Price’s employment with FCB for any reason, Price shall promptly deliver to FCB all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning FCB’s customers or concerning products or processes used by FCB and, without limiting the foregoing, will promptly deliver to FCB any and all other documents or materials containing or constituting Confidential Information.

3.05. Work Made for Hire. Price agrees that in the event of publication by Price of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., FCB will retain and own all rights in said materials, including right of copyright.

3.06 Non-Compete. Price agrees that during the term of his employment by FCB and for the period of one year from the date of his termination for any reason, he will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this Agreement, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise: (i) where Price will be engaged in the management, sale, development, or marketing of products or services of the type provided by FCB; and (ii) during employment with FCB, Price was privy to or given access to proprietary and/or confidential business information of FCB concerning FCB’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the FCB’s customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Restricted Territory, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of FCB, currently and in the future, in the Restricted Territory, in which Price had involvement, and/or about which Price learned of, and/or may have acquired any knowledge about, while employed by FCB; and “Restricted Territory” shall mean any county in which FCB maintains an office or branch and any county which is contiguous to such a county. During the term of his employment by FCB and for a period of one year from the date of his termination for any reason, Price also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with FCB. Price acknowledges that the foregoing restrictions are properly limited so that they will not interfere with his ability to earn a livelihood and that such restrictions are reasonable and necessary to protect FCB’s legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in this Agreement, Price agrees to be bound by the terms of this Section. The foregoing covenants shall not be deemed to prohibit Price from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.

3.07 Effect of Change of Control. The covenants in Sections 3.02 and 3.06 above shall terminate and be of no further force or effect upon the occurrence of a Change of Control (as defined in the Change of Control Agreement of even date herewith between FCB and Price (the “Change of Control Agreement”) if the Change of Control Agreement remains in full force and effect at the time of such Change of Control.

ARTICLE IV

PRICE’S REPRESENTATIONS AND WARRANTIES

4.01. Price’s Abilities. Price represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning his livelihood, and acknowledges that it would cause FCB serious and irreparable injury and cost if Price were to use his ability and knowledge in breach of the obligations contained in Article III.

4.02. Remedies. In the event of a breach by Price of the terms of this Agreement, FCB shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Price and to enjoin Price from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Price acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that FCB shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE V

MISCELLANEOUS

5.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article III shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions of this Agreement shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

5.02. Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them. This Agreement supersedes all prior arrangements and agreements between the parties, except any Change of Control Agreement and other agreements referred to herein. In the event that there is a Change of Control as defined by the Change of Control Agreement during the term of this Employment Agreement, the provisions of that Change of Control Agreement will apply and this Employment Agreement will cease to apply, and Employee will be entitled to no benefits under this Employment Agreement, including the severance benefits in Section 2.05. Notwithstanding the foregoing sentence, except as provided in Section 3.07, Employee’s obligations under Article III will continue even if there is a Change of Control.

5.03. Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Pennsylvania.

5.04. Jurisdiction and Service of Process. Price and FCB waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. FCB will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.

5.05. Agreement Binding. The obligations of Price under Article III of this Agreement shall continue after the termination of his employment with FCB for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of FCB. Likewise, the obligations of FCB shall be binding upon any successors.

PRICE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement or caused this Agreement to be executed the day and year first above written.

WITNESS:

/s/ Matthew C. Tomb	/s/ T. Michael Price
T. Michael Price

ATTEST:

FIRST COMMONWEALTH BANK

/s/ Matthew C. Tomb	By:	/s/ John J. Dolan
	Name:	John J. Dolan
	Title:	President and Chief Executive Officer